EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (the “Agreement”) by and between MedQuist Holdings Inc. (the “Company”) and William Donovan (the “Executive”).
The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment;
Executive desires to accept such employment and enter into such an agreement;
In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1.Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on October 27, 2011 (the “Commencement Date”) and ending on October 31, 2014 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement. On October 31, 2014 and on each October 31st thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 90 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.
2.    Position.
a.    During the Employment Term, Executive shall serve as the SVP Human Resources of the Company, an officer position, reporting directly to the Chief Executive Officer. Executive’s primary place of employment will be in Franklin, Tennessee, subject to travel in the course of performing Executive’s duties for the Company. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Company’s Chief Executive Officer.
b.    During the Employment Term, Executive will devote up to 100% of Executive’s business time and commercially reasonable efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Company’s Board of Directors (the “Board”).
3.    Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of U.S.$275,000, payable in regular installments in accordance with the Company’s usual payment practices for senior executives. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time by the Compensation Committee of the Company’s Board of Directors. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”
4.    Bonuses.
a.    Annual Bonus. Executive will be entitled to participate in the Company’s Management Incentive Plan starting in 2012. Executive’s target incentive in this plan will be 45% of Executive’s base salary for 2012 and following years. Executive’s target incentive in the Company’s Management Incentive Plan will be reviewed for increase from time to time during the Employment Term at the discretion of the Company, but in no circumstance will be lowered. The target incentive is the payment amount that Executive shall be eligible to receive if the Company and Executive both attain the pre-established incentive plan target objectives. The actual incentive award may be higher or lower than the target incentive amount based upon achievement of the objectives by Executive and the Company. Management Incentive Plan target objectives shall be developed on or before February 28th of each year of the Management Incentive Plan.
5.    Equity Arrangements.
a.    Initial Restricted Stock Grant. Within 20 days following the Commencement Date, the Company will grant to Executive 17,650 restricted shares of the Company's common stock (the “Initial Restricted Shares”). The Initial Restricted Shares will be subject to time-based vesting in 12 substantially equal installments, based on Executive’s continued service to the Company for the 12 full calendar quarters following the applicable date of issuance; provided that, if Executive’s employment is terminated by the Company without “Cause” (other than by reason of death or “Disability”) as such term is defined herein and Executive timely complies with the conditions set forth herein regarding the execution of a release of claims in favor of the Company, any otherwise unvested Initial Restricted Shares will then vest. The other terms and conditions applicable to such award will be as set forth in the award agreement attached hereto as Exhibit A.
b.    Eligibility for Performance Based Restricted Stock Grants. Executive will also be eligible to earn performance based restricted stock awards for each of the 2012 and 2013 fiscal years and each fiscal year thereafter to the extent that the Employment Term is extended (the “Performance Based Restricted Shares”). For each year, the Performance Based Restricted Share award will be a number of restricted shares of the Company's common stock determined by dividing $150,000 by the fair market value of the Company's common stock on the date of issuance, as recommended by the Chief Executive Officer and approved by the Compensation Committee. The date of issuance in each case will occur within 90 days following the completion of the applicable fiscal year. The target Performance Based Restricted Share award for a given year will be issuable only if specified corporate performance goals are achieved in that year and Executive remains in continuous service with the Company through the applicable date of issuance. The corporate performance goals relevant for each fiscal year will be established by the Compensation Committee no later than 90 days following the start of that year. The Compensation Committee may, in its discretion, establish an opportunity for Executive to earn an award of up to 25% larger or smaller than the target Performance Based Restricted Share award in the event of over- or under-performance of the specified corporate performance goals. Any Performance Based Restricted Shares issued under this paragraph will be subject to (i) time-based vesting in 12 substantially equal installments, based on Executive's continued service to the Company for the 12 calendar quarters following the applicable date of issuance; provided that, if Executive’s employment is terminated by the Company without “Cause” (other than by reason of death or “Disability”) as such term is defined herein and Executive timely complies with the conditions set forth herein regarding the execution of a release of claims in favor of the Company, any otherwise unvested Performance Based Restricted Shares will then vest. Notwithstanding the foregoing, as provided in Section 8(d) herein, none of the then issued but unvested Performance Based Restricted Shares shall vest in the event that the

Company elects not to extend the Employment Term. In addition, to the extent determined by the Compensation Committee, the Performance Based Restricted Share opportunity described in this paragraph will be subject to such other terms and conditions as may be necessary or desirable to facilitate exemption from the limitations of Section 162(m) of Internal Revenue Code.
6.    Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.
7.    Vacation; Reimbursement of Expenses.
a.    During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.
b.    Executive shall be entitled to vacation in accordance with the provisions of the Company’s executive vacation policy as in effect from time to time, but not less than 4 weeks per fiscal year of the Company, which shall be taken at times selected by Executive with due regard for the business needs of the Company. Executive shall also be entitled to five paid personal days per fiscal year of the Company in accordance with the Company’s executive personnel policies.
8.    Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 90 days advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.
a.    By the Company For Cause or By Executive Resignation Without Good Reason.
(i)    The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason (as defined in Section 8(c)); provided that Executive will be required to give the Company at least 90 days advance written notice of a resignation without Good Reason.
(ii)    For purposes of this Agreement, “Cause” shall mean (A) Executive’s failure to substantially perform Executive’s material duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness, Disability or death), (B) willful dishonesty in the performance of Executive’s duties hereunder, (C) Executive’s conviction of, or plea of nolo contendere to a crime constituting a felony under the laws of the United States or any state thereof, (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any intentional act or intentional omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or (E) Executive’s breach of the provisions of Sections 9 or 10 of this Agreement; provided that the event described in clause (A) of this Section 8(a)(ii) shall constitute Cause only if the Executive fails to cure such event within 30 days after receipt from the Company of written notice of the event which constitutes Cause. For purposes of this Agreement, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company. “Cause” shall not include failure of the Company to meet financial performance objectives. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.
(iii)    If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:
(A)    the Base Salary through the date of termination within 30 days following termination;
(B)    reimbursement (within 30 days following submission by Executive to the Company of appropriate supporting documentation) for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 60 days following the date of Executive’s termination of employment; and
(C)    such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).
Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement or otherwise.
b.    Disability or Death.
(i)    The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.
(ii)    Upon termination of Executive’s employment hereunder for either

Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:
(A)    the Accrued Rights;
(B)    any Annual Bonus otherwise earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, payable when such Annual Bonus would have otherwise been payable to Executive had his employment not terminated; and
(C)    a pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment (the “Pro-Rata Bonus”), payable when such Annual Bonus would have otherwise been payable to Executive had his employment not terminated.
Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
c.    By the Company Without Cause or Resignation by Executive for Good Reason.
(i)    The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.
(ii)    For purposes of this Agreement, “Good Reason” shall mean (A) breach by the Company of any material term of this Agreement, including but not limited to the failure of the Company to pay or cause to be paid Executive’s Base Salary or Annual Bonus, when due hereunder, and (B) any material diminution in Executive’s then current authority, title, reporting relationship or responsibilities; provided that the events described in this Section 8(c)(ii) shall constitute Good Reason only if (x) Executive notifies the Company in writing that an event constituting Good Reason has occurred, which notice shall be provided within 30 days after Executive first becomes aware of the occurrence of such event constituting Good Reason, (y) the Company fails to cure such event within 30 days after receipt of the written notice from Executive, and (z) Executive resigns employment within 30 days following expiration of the Company’s cure period.
(iii)    Except as otherwise provided in this Section 8(C)(iii), if Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason (provided that in either such case Executive does not immediately thereafter commence employment with an affiliate of the Company), Executive shall be entitled to:
(A)     the Accrued Rights; and
(B)    any Annual Bonus otherwise earned, but unpaid, as of the date of termination for the immediately preceding fiscal year;

(C)    a Pro-Rata Bonus for the year of termination;
(D)    only in the event Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability), vesting of any then otherwise issued but unvested Initial Restricted Shares and Performance Based Restricted Shares; and
(E)    continued payment of the Executive’s base salary in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, as in effect on the date of termination of Executive’s employment, until 12 months after the date of such termination (the “Salary Continuation Payments”); and
(F)    if and only if Executive elects COBRA continuation coverage, a monthly amount, payable for 12 months (or, if less, the duration of Executive’s period of COBRA continuation) equal, after applicable tax withholding, to the portion of monthly group health premiums paid by the Company for similarly situated active employees; and
The payments and rights described in paragraphs (B) through (F) above (the “Severance Benefits”), are subject to Executive’s continued compliance with Sections 9 and 10, Executive’s execution and delivery of a general release of claims in favor of the Company and its affiliates in the form attached hereto as Exhibit B and to such release becoming effective and irrevocable prior to the expiration of the 60-day period immediately following the termination date (such 60-day period, the “Release Period”). The bonuses described in paragraphs (B) and (C) will in each case be paid when the Annual Bonus would have otherwise been paid to Executive for the applicable year, had his employment not terminated (or, if later, on the first regularly scheduled payroll date that follows the Release Period). The shares described in paragraph (D) will become non-forfeitable and will be released to Executive, and the Salary Continuation Payments described in paragraph (E) and the COBRA premium subsidy described in paragraph (G) will commence. If the above-described release does not become effective and irrevocable prior to the expiration of the Release Period, the Severance Benefits will then be forfeited.
(iv)    Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason as described above, except as set forth in Section 8(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement or otherwise.
d.    Election Not to Extend the Employment Term. In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 8, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the last day of the Employment Term. In the event that the Executive elects not to extend the Employment Term, Executive shall be entitled to receive only the Accrued Rights. In the event that the Company elects not to extend the Employment Term, Executive shall be deemed to have been terminated by the Company without Cause and will be entitled to receive the payments, rights and benefits described above in Section 8(c), with the exception that none of the then issued but unvested Performance Based Restricted Shares shall vest.
e.    Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.
9.    Non-Competition.
a.    Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates (the “Company Group”) and accordingly agrees as follows:
(1)    While Executive is performing services for the Company Group and for a period of one year following the cessation of that service for any reason (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting, in competition with the Company Group, the business of any client or prospective client:

(i)	with whom Executive had personal contact or dealings on behalf of the Company Group during the one-year period preceding the Relevant Date (as defined below);

(ii)	with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company Group during the one year immediately preceding the Relevant Date; or

(iii)	for whom Executive had responsibility during the one year immediately preceding the Relevant Date.
For purposes of this Agreement, “Relevant Date” will mean (i) during the time Executive is performing services for the Company Group, any date such definition is being applied; and (ii) following any cessation of Executive’s service, the date of such cessation.
(2)    During the Restricted Period, Executive will not directly or indirectly:

(i)
engage in any transcription processing services and dictation business, physician services business or other business that competes with the business of the Company Group (including, without limitation, businesses which the Company Group have specific plans to conduct in the future and as to which Executive is aware of such planning) in any geographical area where the Company Group manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services (a “Competitive Business”);

(ii)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii)
acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv)
interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company Group and any of its respective customers, clients, suppliers or investors.

(3)    Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company Group which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.
(4)    During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i)	solicit or encourage any employee of the Company Group to leave the employment of the Company Group; or

(ii)	hire any such employee who was employed by the Company Group as of the Relevant Date or who left the employment of the Company Group coincident with, or within one year prior to, the Relevant Date.
(5)    During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company Group any consultant then under contract with the Company Group.
b.    It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
10.    Confidentiality; Intellectual Property.
a.    Confidentiality.

(i)    Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company Group (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information --including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company Group and/or any third party that has disclosed or provided any of same to the Company Group on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.
(ii)    “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company Group to obtain a protective order or similar treatment.
(iii)    Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company Group; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company Group property) that contain Confidential Information or otherwise relate to the business of the Company Group except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.
b.    Intellectual Property.
(i)    If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company Group a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company Group’s current and future business.
(ii)    If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any resources of the Company Group (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights, titles, interests and intellectual property rights therein (including, without limitation, rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company Group to the extent ownership of any such rights does not vest originally in the Company Group.
(iii)    Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company Group at all times.
(iv)    Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company Group’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.
(v)    Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company Group, including (without limitation) policies regarding the protection of confidential information and intellectual property, conflicts of interest and securities trading. Executive acknowledges that the Company Group may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.
11.    Specific Performance. Executive acknowledges and agrees that the Company Group’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company Group would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company Group, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, in the event of any breach of Section 9 or Section 10, in addition to any remedies at law, the Company Group, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement (which payments shall be deemed permanently forfeited if it is established that Executive breached Section 9 or Section 10).
12.    Miscellaneous.
a.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.
b.    Entire Agreement/Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof except any restricted stock agreement entered into pursuant to Section 5. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
c.    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
d.    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
e.    Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.
f.    Compliance with IRC Section 409A.
(i)    If a termination giving rise to payments and benefits hereunder is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that section will instead be deferred without interest and will not be paid until Executive experiences a Separation from Service. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to payments due to Executive upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period.
(ii)    This Section should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments will be deemed a separate payment.
(iii)    Notwithstanding anything herein to the contrary, to the extent any expense, reimbursement or in-kind benefit provided to Executive constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
g.    Indemnification. The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as any other senior executive of the Company. In addition, the Company shall, to the maximum extent permitted by law, and under the Company’s Charter, By−Laws or standing or other resolutions, defend, indemnify and hold harmless the Executive from and against any and all claims made against the Executive concerning or relative to his service, actions or omissions on behalf of the Company as an officer, employee, director or agent thereof.
h.    Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.
i.    Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:
MedQuist Holdings Inc.
attn: General Counsel
9009 Carothers Parkway, Suite C-2
Franklin, TN 37067

If to Executive: to the most recent address of Executive set forth in the personnel records of the Company.

j.    Mitigation and Set-Off. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. Further, the Company’s obligations to make any payments hereunder shall not be subject to or affected by any setoff, counterclaims, recoupment, or defenses or other rights which the Company may have against Executive or others.
k.    Survival. Sections 9-11 of this Agreement, and all other provisions of this Agreement relating to the interpretation or enforcement of those sections, will survive any expiration of this Agreement or any cessation of Executive’s employment for any reason.
l.    Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.
m.    Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.
n.    Withholding Taxes. The Company may withhold from any amounts payable or property transferable to Executive such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
o.    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in each case on the date indicated below, respectively.

MEDQUIST HOLDINGS INC.

By: /s/ Roger L. Davenport
Title: Roger L. Davenport, Chairman & CEO
Date: October 12, 2011

EXECUTIVE
William Donovan
/s/ William Donovan
Date: October 12, 2011

EXHIBIT A

[Restricted Stock Award Agreement]

EXHIBIT B
RELEASE AND NON-DISPARAGEMENT AGREEMENT
THIS RELEASE AND NON-DISPARAGEMENT AGREEMENT (this “Release”) is made as of the ___ day of _______, ____ by and between William Donovan(the “Executive”) and MedQuist Holdings Inc. (the “Company”).
WHEREAS, the Executive’s employment as an employee of the Company has terminated; and
WHEREAS, pursuant to Section 8(c) of the Employment Agreement by and between the Company and the Executive dated August 15, 2011 (the “Agreement”), the Company has agreed to pay the Executive certain amounts and to provide him with certain rights and benefits, subject to the execution of this Release.
NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:
1.    Consideration. The Executive acknowledges that: (i) the payments, rights and benefits set forth in Section 8(c) of the Agreement constitute full settlement of all his rights under the Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Release, the Company and its affiliates do not and will not have any other liability or obligation to the Executive. The Executive acknowledges that, in the absence of his execution of this Release, the benefits and payments specified in Section 8(c) of the Agreement would not otherwise be due to him.
2.    Release and Covenant Not to Sue.
a.    The Executive fully and forever releases and discharges the Company, and all of its, affiliates and subsidiaries, and each of their respective stockholders, predecessors, successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of the Executive’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.
b.    The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. The Executive further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to the Executive’s employment by the Company or the termination of that employment. This Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.
c.    The foregoing will not be deemed to release the Company from (a) claims solely to enforce this Release, (b) claims solely to enforce Section 8(c) of the Agreement, or (c)  claims for indemnification under Section 12(g) of the Agreement.
3.    Restrictive Covenants. The Executive acknowledges that restrictive covenants contained in Sections 9 and 10 of the Agreement will survive the termination of his employment. The Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.
4.    Non-Disparagement. The Executive will not disparage any Released Person or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Released Person. The Company’s directors and officers will not disparage Executive or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Executive.
5.    Rescission Right. The Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. The Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Company at the address set forth in the Agreement.
6.    Challenge. If the Executive violates any provisions of the Restrictive Covenants or this Release, no further payments, rights or benefits under Section 8(c) of the Agreement will be due to the Executive.
7.    Miscellaneous.
a.    No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive. There have been no such violations, and the Company specifically denies any such violations.
b.    No Reinstatement. The Executive agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.
c.    Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, permitted assigns, executors, administrators and heirs. The Executive may not make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.
d.    Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.
e.    Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.
f.    Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.
g.    Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.
IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Executive has executed this Release, in each case on the date first above written.
MEDQUIST HOLDINGS INC.

By:
Name & Title:
WILLIAM DONOVAN